Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form type)

Eve Holding, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Eve Holding, Inc. 2022 Stock Incentive Plan (the “Plan”) (Common Stock, $0.001 par value per share (“Common Stock”))	Rule 457(c) and 457(h)	16,802,821	$6.67	$112,074,816.07	.0001102	$12,350.65
Total Offering Amounts					$112,074,816.07		$12,350.65
Total Fee Offsets							-
Net Fee Due							$12,350.65

(1)

Represents the maximum number of shares of Common Stock, issuable under the Plan as of January 25, 2023. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and the low sales prices of the Common Stock on the New York Stock Exchange on January 23, 2023.